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                                                                    Exhibit 99.1

                    Contact: John McLaughlin, Chief Financial Officer, or John Hewitt, Corporate Controller, 702-588-2411, both of Harveys Casino Resorts

For Immediate Release:
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2:30 p.m., EST, November 15, 2000


     Lake Tahoe, Nevada - Harveys Casino Resorts today announced that two recently formed subsidiaries will commence cash tender offers and consent solicitations with respect to Harveys senior subordinated notes as well as all senior subordinated notes issued by Pinnacle Entertainment, Inc. (f/k/a Hollywood Park, Inc.). The tender offers and the consent solicitations relate to the financing of Harveys' acquisition of Pinnacle.

     Harveys Acquisition Corporation is commencing a cash tender offer for all of the approximately $150 million aggregate outstanding principal amount of Harveys' 10-5/8% Senior Subordinated Notes due 2006. Concurrently, Pinnacle Acquisition Corporation is commencing a cash tender offer for all of the approximately $350 million aggregate outstanding principal amount of Pinnacle's 9 1/4% Senior Subordinated Notes due 2007 and all of the approximately $125 million aggregate outstanding principal amount of Pinnacle's 9 1/2% Senior Subordinated Notes due 2007. In conjunction with the tender offers, noteholder consents are being solicited to effect certain amendments to the indentures governing these notes.

     The purchase price will be paid for notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offers are scheduled to expire at 5:00 p.m., New York City time on December 20, 2000, unless extended or earlier terminated. Noteholders who provide consents to the proposed amendments will receive a consent payment per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on November 29, 2000, unless such date is extended. The total consideration to be paid for each validly tendered Harveys note and Pinnacle note and properly delivered consent will be based upon a fixed spread of 50 basis points over the yield to maturity on the applicable reference U.S. Treasury Note, and includes a consent payment of $30.00 per $1,000 principal amount of the Harveys notes and Pinnacle notes. The yield to maturity of each reference U.S. Treasury Note used in the fixed spread formula will be set a 2:00 p.m., New York City time, on the second business day prior to the expiration time.

     Harveys intends to finance the tender offers and consent solicitations with a portion of the proceeds from an anticipated approximately $900 million senior secured credit facility of PH Casino Resorts and an anticipated offering by PH Casino Resorts of approximately $675 million
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of debt and preferred stock securities pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

     The obligations to accept for purchase and to pay for notes in each tender offer is conditioned on, among other things, the following:

     . consummation of the mergers, or the offeror being satisfied in its sole discretion that such consummation will occur substantially concurrently with the expiration time of its tender offer, and

     . PH Casino Resorts or its affiliates having received the proceeds of the financing on terms acceptable to it, or PH Casino Resorts being satisfied in its sole discre tion that such financing and such proceeds will be received substantially concur rently with the expiration time of the tender offer.

     Harveys has retained Deutsche Banc Alex. Brown, Bear, Stearns & Co. Inc. and Lehman Brothers to serve as the Dealer Managers and Solicitation Agents for the tender offers and the consent solicitations. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent at (800) 322-2885. Questions regarding the tender and consent solicitation may be directed to Deutsche Banc Alex. Brown, at (800) 553-2826 (toll-free).

      This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offers and consent solicitations are being made solely by the Offers to Purchase and Consent Solicitations Statements, each dated November 15, 2000.
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     This press release contains "forward-looking statements," as defined in the
Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, with respect to Harveys' business and its expectations or beliefs concerning future events. These statements may include statements for the period following the completion of the merger transactions. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties.
Many risks and uncertainties are inherent in the gaming industry. Others are more specific to Harveys' operations. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or within Harveys' control. Actual results may differ materially from expected results. All future written and verbal forward-looking statements attributable to Harveys or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Harveys and its affiliates undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.